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EXPEDITE CORRECTION

State of Utah
Department of Commerce
Division of Corporations & Commercial Code
Articles of Correction

RECEIVED
AUG 2 0 2012
Utah Div. Of Corp. & Comm. Code

The Articles of Correction shall include:

Entity Number: 746359-0142

Entity Name: Lustros, Inc.

The corrected Articles **will need to** be attached to this document unless this form adequately defines correction along with the **non-refundable processing fee of: $12.00;**

(1) Any domestic or foreign entity may correct a document filed with the division if the document:

(a) contains an incorrect statement; or

(b) was defectively executed, attested, sealed, verified, or acknowledged.

(2) A document is corrected by delivering to the division for filing articles of correction that:

(a) Name the document to be corrected, including its filing date, or have a copy of it attached to the articles of correction;

Amended and restated articles filed April 6th 2012.

(b) Specify what is incorrect and why it is incorrect;

The authorized Preferred Shares for the company was not included in the amended and restated and we wish to correct that.

(c) Type the correct statement;

Refer to corrected amended and restated articles attached.

(3) Articles of correction may be executed by any person who executed the document that is corrected.

[signature] 8/20/12

Signature Date

(4) Articles of correction have the same effective date as the effective date of the document they correct except as to persons relying on the uncorrected document and adversely affected by the correction. As to those persons, articles of correction are effective when filed.

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

08120 Pold 4066107 # 112

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
hereby certified that the foregoing has been filed and approved on this 20th day of Aug 2012 in this office of this Division and hereby issued This Certificate thereof.

Examiner [signature] Date 8/21/12

[signature]
Kathy Berg
Division Director

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

Power-Save Energy Company

The Amended and Restated Articles of Incorporation of Power-Save Energy Company, a Utah Business Corporation, were dually adopted on April 12th, 2012 pursuant to The Utah Revised Business Corporation Act section 16-10a-704 by a vote of the majority of shareholders in accordance with the terms and provisions of the Company's by-laws.

ARTICLE I
Name

The name of the corporation is Lustros, Inc.

ARTICLE II
Duration

The duration of this corporation is perpetual.

ARTICLE III
Purposes

The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV
Stock

The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $0.001 par value common stock. All stock of the Corporation shall be of the same class, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall not be liable to any further call or assessment.

The aggregate number of sahres which this corporation is authorized to issue is One Hundred Million (100,000,000) Common Shares at $0.001 par value, and Ten Million (10,000,000) Preferred Sahres at $0.001 par value. Each common stock entitles the holder thereof to once vote on each matter that may come before a meeting of the shareholder of the Company.

The Preferred Stock will be designated as "Series A Preferred Stock" which will carry 100 to 1 conversion and voting rights and entitles the holder thereof to (100) common votes for each (1)

08-20-12P01:46 RCVD

Preferred share to vote on each matter that may come before a meeting of the shareholders of the Company.

ARTICLE V
Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

08-20-12P01:47 RCVD

ARTICLE VI
Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

ARTICLE VII
Capitalization

This corporation will not commence business until consideration of a value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

ARTICLE VIII
Initial Office and Agent

The principal place of business, of the corporation shall be located at such place as the Board of Directors shall from time to time determine by formal resolution approved by a majority of said Board of Directors. The principal place of business at the present time is 1005 South Center, Redlands, California 92373. The registered agent for service of process in the state of Utah Registered Agent Solutions, Inc. 2005 East 2700 South Suite 200, Salt Lake City, UT 84109.

ARTICLE IX
Directors

The corporation shall be governed by a Board of Directors. The Board of Directors shall be limited in number to no less than three ,nor more than nine directors as to serve, from time to time, as elected by the Shareholders, or by the board of Directors in case of a vacancy. When all of the share s are owned by less than (3) shareholders, the number of directors may be less than (3) but not less than the number of shareholders. The names and addresses of persons to serve as directors are:

Zirk Engelbrecht 1005 South Center
Redlands, CA 92373

Angelique de Maison 1005 South Center
Redlands, CA 92373

Juan Carlos Camus Villegas 1005 South Center
Redlands, CA 92373

Larry A. Zielke 1005 South Center
Redlands, CA 92373

ARTICLE X
Incorporators

The name and address of each Incorporator is:

Luke C. Zouvas
2368 Second Avenue
San Diego, CA 92101

ARTICLE XI
Common Directors - Transactions Between Corporations

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.
Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

DATED this 12th day of April, 2012.

Date: April 12, 2012 /s/ Zirk Engelbrecht
Its: CEO, Chairman of the Board of Directors

Date: April 12, 2012 /s/ Angelique de Maison

Its: Director

Date: April 12, 2012 /s/ Juan Carlos Camus Villegas
Its: Director

Date: April 12, 2012 /s/ Larry A. Zielke
Director